EXHIBIT 11

                   INDEPENDENCE HOLDING COMPANY
                Computation of Per Share Earnings
             (In Thousands, Except Per Share Amounts)


                                            THREE MONTHS ENDED
                                                MARCH 31,
                                              1999         1998
                                            -------------------
INCOME:
  Net income..............................$  2,443     $  2,491
                                           =======      =======
SHARES:
  Weighted average common
   shares outstanding.....................   7,361        7,430
                                           =======      =======
BASIC INCOME PER SHARE:
  Net income per share....................$    .33     $    .34
                                           =======      =======
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of options.............$  2,278     $  2,541
  Tax benefit from assumed exercise of
   options................................     846          823
  Repurchase of treasury stock at the
   average market price per share of
   $12.97 and $13.03, respectively........  (3,124)      (3,364)
                                           -------      -------
  Assumed balance to be invested..........$      -     $      -
                                           =======      =======
 SHARES:
  Weighted average shares outstanding.....   7,361        7,430
  Shares assumed issued for options.......     368          381
  Treasury stock assumed purchased........    (241)        (258)
                                           -------      -------
  Adjusted average shares outstanding.....   7,488        7,553
                                           =======      =======
DILUTED INCOME PER SHARE:
 Net income per share.....................$    .33     $    .33
                                           =======      =======

(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.